Exhibit 21.1

Rocket Companies, Inc. (a Delaware corporation)

Significant Subsidiaries

Country	Entity	State
United States	Amrock, LLC	MI
United States	Rocket Limited Partnership	MI
United States	Rocket Mortgage, LLC	MI

1